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                         INDEPENDENT AUDITORS' CONSENT

Directors' Compensation and Stock Option Committee
Bank United 401(k) Retirement Savings Plan:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Bank United (filed under Securities and Exchange Commission File
No. 333-81649) of our report dated June 25, 2001, relating to the statements of net assets available for plan benefits of Bank United 401(k) Retirement Savings Plan as of December 31, 2000 and 1999 and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2000, which appear in the December 31, 2000 annual report on Form 11-K/A of Washington Mutual, Inc.'s Bank United 401(k) Retirement Savings Plan.

KPMG LLP
Houston, Texas
June 29, 2001